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                                                                      EXHIBIT 14

                          HOUSEHOLD INTERNATIONAL, INC.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

PURPOSES

         Household International, Inc. ("Household" and, together with its subsidiaries, the "Company") expects all of its employees to maintain the highest standards of ethical behavior and professional conduct in connection with all of the Company's activities. To that end, the Company has adopted a Statement of Business Principles that is applicable to all employees. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and Controller of Household, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller of Household Finance Corporation ("HFC") and the chief financial officer and controller of each Company business unit (collectively, the "Senior Financial Officers") are expected to comply with the Statement of Business Principles, including the provisions thereof relating to honest and ethical conduct, conflicts of interest and compliance with law. In addition to the Statement of Business Principles, the Senior Financial Officers are subject to the additional policies set forth in this Code of Ethics of Senior Financial Officers (this "Code of Ethics"), which is intended to supplement the Statement of Business Principles.

         This Code of Ethics provides fundamental principles to which the Senior Financial Officers are expected to adhere. These principles are designed to deter wrongdoing and to promote:

         - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

         - Compliance with applicable governmental laws, rules and regulations;

         - The prompt internal reporting to an appropriate person or persons identified in this Code of Ethics of violations of this Code of Ethics; and

         -        Accountability for adherence to this Code of Ethics.

FINANCIAL REPORTING AND DISCLOSURE

         It is the responsibility of each Senior Financial Officer to promote full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with or submits to the SEC. The Company strives to provide disclosure to the investment community that not only conforms with applicable rules of the SEC, but that also fairly presents to investors the financial condition and results of operations of the Company.

         Because of their essential role in corporate governance, each Senior Financial Officer must seek to promote ethical behavior by other Company officers and employees involved in financial reporting. It is the responsibility of each Senior Financial Officer, therefore, to report any untrue statement of a material fact and any omission of a material fact of which such Senior Financial Officer becomes aware that affect the disclosures made by the Company in its public filings.

INTERNAL AND DISCLOSURE CONTROLS

         It is the responsibility of each Senior Financial Officer to report any information of which such Senior Financial Officer becomes aware concerning (a) significant deficiencies in the design or operation of the Company's disclosure and internal controls that could adversely affect the ability of employees of the Company to record, process, summarize and report financial data or (b) any fraud, whether or not

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                                                                      EXHIBIT 14

material, that involves any employee who has a significant role in the Company's disclosure and internal controls.

COMPLIANCE WITH LAW

         It is the responsibility of each Senior Financial Officer to report any information of which such Senior Financial Officer becomes aware concerning evidence of a material violation by the Company or any employee or agent of the Company of securities or other laws, rules or regulations applicable to the Company and the operation of its businesses.

REPORTING VIOLATIONS

         The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and Controller of Household and the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller of HFC must report any information of which such Senior Financial Officer becomes aware concerning a violation of this Code of Ethics promptly to the Internal Audit Department, the General Counsel of Household or the Audit Committee of the Board of Directors. All other Senior Financial Officers must report any information of which such Senior Financial Officer becomes aware concerning a violation of this Code of Ethics promptly to (a) such Senior Financial Officer's immediate supervisor and the Internal Audit Department, (b) the General Counsel of Household or (c) the Audit Committee of the Board of Directors. Each Senior Financial Officer may report violations directly to the Audit Committee of the Board of Directors, and must do so if such Senior Financial Officer has reason to believe that (i) such Senior Financial Officer's immediate supervisor or the Internal Audit Department is involved with the matter or (ii) the matter has not been appropriately addressed in a timely manner.

CONSEQUENCES OF VIOLATIONS

         The Audit Committee of the Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics, which actions will be designed to deter wrongdoing and promote accountability for adherence to this Code of Ethics. Accordingly, any violation of this Code of Ethics may result in disciplinary action up to and including, but not limited to, the following:

         -        Suspension or termination of employment;

         - Pursuit of any and all remedies available to the Company for any damages or harm resulting to the Company from a violation, including injunctive relief; and

- Referral of matters to appropriate legal or regulatory authorities for investigation and prosecution.

REQUESTS FOR WAIVERS AND CHANGES IN CODE OF ETHICS

         Waivers of this Code of Ethics may only be granted by the Audit Committee of the Board of Directors of the Company. The Audit Committee will not grant waivers except under extraordinary circumstances. Any waivers that are granted must be publicly disclosed on a timely basis. In addition, any changes to this Code of Ethics must be publicly disclosed on a timely basis.

QUARTERLY CERTIFICATIONS

         Each Senior Financial Officer will be required to certify quarterly and in writing such Senior Financial Officer's compliance with this Code of Ethics during the preceding calendar quarter.

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